EXHIBIT 10.3

1995 DIRECTORS OPTION PLAN

The Board of Directors proposes that the stockholders of the Company approve the 1995 Director Stock Option Plan (the “Director Plan”). The Director Plan is designed to attract and retain well-qualified individuals to serve as directors, to enhance the identity of the their interests and the interests of the stockholders, to conserve cash normally paid in directors’ fees, and to provide additional capital upon the eventual exercise of the options. Approval of the Director Plan requires the affirmative vote of a majority of the votes of shares present or represented and entitled to vote. For purposes of determining the number of votes present or represented and entitled to vote with respect to the Director to Plan, abstentions will be counted (and will therefore be equivalent to a vote against) but broker non-votes will not be counted. The following summary description of the Director Plan is qualified in its entirety by reference to the full text of the Director Plan, which is attached to this Proxy Statement as Exhibit A.

General

Eligibility: Only the Company’s directors who do not receive compensation as employees are eligible to participate in the Director Plan (“Non-Employee Directors”). The Company currently has thirteen Non-Employee Directors. Participation in the Director Plan is optional for the Non-Employee Directors.

Shares Available Under the Director Plan: The Director Plan authorizes the issuance of up to 15,000 shares of the Company’s Common Stock, par value $.01 per share (the “Stock”). However, the number of shares issuable under the Director Plan will be adjusted by the Board of Directors in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other capital adjustment of shares of Stock. Because retainer and /or meeting fees are subject to future elections by non-employee directors and the value of those awards will be determined based on the value of the Company’s Common Stock in the future, as described below, the amount and value of awards to be received under the Director Plan by non-employee directors as a group cannot be determined in advance.

Administration: The Director Plan operates pursuant to procedures and guidelines set forth in the Director Plan itself. Other than the Board of Directors’ determination of the total amount payable to Non-Employee Directors as retainer and/or meeting fees, no discretion regarding administration of the Director Plan is vested in the board of Directors or any other officer or director of the Company.

Stock Option Grants

Election to Receive Options in Lieu of Fees: The Director Plan permits Non-Employee Directors to elect to receive all or none of their retainer and/or meeting fees otherwise payable in cash, in the form of stock options. A written election must be made at least six months before the meeting date. The number of stock options granted for each meeting attended of the Board of Directors of the Bank will be determined in advance by the Board of Directors or a committee thereof. Initially, members of the Executive Committee will be granted options to purchase 20 shares of Stock for each meeting of the Board of Directors of the Bank attended and non-members of the Executive Committee will be granted options to purchase 20 shares of Stock for each meeting of the Board of Directors of the Bank attended.

Termination and Amendment of Director Plan

Unless sooner terminated by the Board of Directors, no stock options may be granted under the Director Plan after January 1, 2001, although options granted before the termination date may extend beyond that date. The Board of Directors may terminate, suspend or amend the Director Plan, provided that certain material amendment may be submitted for stockholder approval to the extent necessary for the Director Plan to satisfy the requirements of the exemption from the short-swing profits rules under Section 16 of the Securities Exchange Act of 1934. The Director Plan provisions which establish the amount, price and timing of stock option grants may not be amended more than once every six months.

Tax Consequences

The following is a brief summary of the significant aspects of currently federal income tax treatment of the stock options that may be granted under the Director Plan. Options under the Director Plan are intended to be non-statutory stock options not qualifying under any section of the Internal Revenue Code of 1986, as amended (the “Code.”)

The grant of a stock option will not result in tax consequences to the Company or the participant. Upon the exercise of a stock option, the optionee will realize compensation taxable as ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company will have deductible expense in the same amount. No withholding by the Company will be required. The optionee’s basis in such shares will generally be their fair market value on the date of exercise. When he or she disposes of such shares, the difference between the amount received and the fair market value of the shares on the date of exercise will be treated as long-term or short-term capital gain or loss, depending upon the holding period of the shares.

For any director of the Company who could be subject to liability under Section 16(b) of the Securities Exchange Act of 1934, recognition of ordinary income upon the exercise of a stock option will be deferred until such time as the director is no longer subject to liability under Section 16(b) for a sale at a profit of the shares acquired. Such director may elect, however, to recognize income at the time of exercise of a stock option. The amount of such income will be equal to the excess, if any of the fair market value of the shares at the time the director recognizes income over the purchases price. Regulations promulgated under the Code permit the director to defer recognition of income for no more than six months from the date income normally would be recognized. At the time the director recognizes income under the rule, the Company will be entitled to a deduction from income in the same amount.

Section 401 (a) of the Code is not applicable to the Director Plan.